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                                                                   Exhibit 99(a)

                                    EXHIBIT A

                NEW ENGLAND REALTY ASSOCIATES LIMITED PARTNERSHIP



                                            March 24, 1999



To Holders of Class A Units
   and Despositary Receipts
   of New England Realty Associates
   Limited Partnership

      Re: Offer to Purchase for Cash Units or Depositary Receipts representing 8,500 Class A Units by MacKenzie Patterson, Inc. and Sutter Capital MANAGEMENT, LLC
            -------------------------------------------------------------------
Dear Holder:

     MacKenzie Patterson, Inc. and Sutter Capital Management, LLC (the "Bidders") recently mailed to you an offer (the "Offer") to purchase Units and depositary receipts representing 8,500 Class A Limited Partnership Units of New England Realty Associates Limited Partnership ("NERA"). The Bidders have no affiliation with NERA. The Offer was made without consultation with NERA or NERA's general partner, NewReal, Inc. (the "General Partner").

     The General Partner has reviewed the Offer carefully, and recommends that you decline the Offer for the following reasons:

     - OFFER PRICE IS LOWER THAN CURRENT TRADING PRICE. The purchase price offered by the Bidders for the Class A Units and corresponding Receipts is below the price at which such Units historically have been purchased by NERA (NERA has on occasion purchased periodically offered Units at a purchase price equal to ten times the market price for Receipts) and, in the case of Receipts, the price at which the Receipts are currently traded on Nasdaq Smallcap Market (which at March 19, 1999, the last trade price per Receipt was $10.75).

     - LOSS OF DISTRIBUTIONS AND DIVIDENDS. Holders who transfer their shares prior to March 31, 1999 will not receive the proposed distributions announced by NERA in a press release on March 1, 1999, in the amount of $4.60 per Class A Unit or $.46 Receipt (a 12.2% increase over the 1998 distribution), and a one-time dividend of $3.50 per Class A Unit or $.35 per Receipt. Moreover, Holders will be responsible to the Bidders for all applicable transfer fees.

     - HOLDERS REMAIN RESPONSIBLE FOR 1998 TAXABLE INCOME AFTER TRANSFER. The aforementioned one-time dividend of $3.50 per Class A Unit or $.35 per Receipt is being made by NERA to assist Holders in their payment of income taxes resulting from extraordinary income which such Holders recognized in 1998. Holders who sell their Class A Units or Receipts prior to the distribution will remain responsible for their 1998 income taxes, but will not have the benefit of utilizing the one-time dividend to defray such tax costs.

     - HOLDERS MAY REALIZE BETTER RETURN BY HOLDING UNITS. Holders may realize a better return on their investment by holding their Class A Units and/or Receipts, if NERA continues to strengthen its real estate portfolio through its management and development of its commercial and residential properties.

     While there can be no assurance that the current strength of the real estate market will continue and thereby sustain or increase the value of Holders' securities, the General Partner cannot recommend a sale by Holders at this time to the Bidders, particularly at the proposed offer price of $90.00 per Class A Unit and $9.00 per Receipt.

                                      Very truly yours,

                                      New England Realty Associates Limited
                                       Partnership

                                            NewReal, Inc.
                                            Its General Partner


                                            By: /s/ Ronald Brown
                                               --------------------------------
                                                Ronald Brown, President


                                            By: /s/ Harold Brown
                                               --------------------------------
                                                Harold Brown, Treasurer